Exhibit 5.1

        DAVIS POLK & WARDWELL
450 Lexington Avenue
New York, New York 10017
212-450-4000

December 11, 2003

Advanstar Communications Inc.
545 Boylston Street, 9th floor
Boston, MA 02116

Ladies and Gentlemen:

        We have acted as special counsel to Advanstar Communications Inc., a New York corporation (the "Company"), in connection with the Company's filing of a registration statement on Form S-1 (the "Registration Statement") under the Securities Act of 1933, as amended, for the registration of its Second Priority Senior Secured Floating Rate Notes due 2008 and 10 3/4% Second Priority Senior Secured Notes due 2010 (collectively, the "Notes") for resale by Credit Suisse First Boston, LLC in market making transactions. The Notes will be guaranteed (the "Guarantees") on a senior basis by the Company's domestic subsidiaries, Men's Apparel Guild in California, Inc. and Applied Business telecommunications (each, a "Guarantor"). The Notes will be issued in exchange for certain notes (the "Old Notes") in an exchange offer (the "Exchange Offer") pursuant to a separate registration statement (No. 333-109648).

        We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

        Upon the basis of the foregoing, we are of the opinion that:

        1.     The Notes, when duly executed, authenticated and delivered in exchange for the Old Notes in accordance with the terms of the Indenture dated August 18, 2003 among the Company, the Guarantors and Wells Fargo Bank Minnesota, N.A., as trustee (the "Indenture") and the Exchange Offer, will be valid and binding obligations of the Company enforceable in accordance with their terms, except (x) as such enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors' rights generally, (y) as such enforcement may be limited by general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity and (z) to the extent that a waiver of rights under any usury or stay law may be enforceable.

        2.     When the Notes are duly executed, authenticated and delivered in exchange for the Old Notes in accordance with the terms of the Indenture and the Exchange Offer, the Guarantee of each Guarantor will be a valid and binding obligation of such Guarantor enforceable in accordance with its terms, except (x) as such enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors' rights generally, (y) as such enforcement may be limited by general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity and (z) to the extent that a waiver of rights under any usury or stay law may be enforceable.

        In rendering our opinions above:

        1.     We have assumed that the Company and each Guarantor has been duly incorporated and is validly existing and in good standing under the laws of its jurisdiction of incorporation and that the Guarantees have been duly authorized, executed and delivered by each Guarantor.

        2.     We do not express any opinion as to the applicability (and, if applicable, the effect) of Section 548 of the United States Bankruptcy Code or any comparable provision of state law to the questions addressed above or on the conclusions expressed with respect thereto.

        3.     We express no opinion as to the creation, attachment or perfection of any security interest in any collateral securing the Notes.

        We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the federal laws of the United States of America.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to us under the caption "Legal Matters" in the Prospectus contained in such Registration Statement.

        This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

Very truly yours,

/s/ Davis Polk & Wardwell